EXHIBIT 23











INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in Registration Statement No. 33-16201 on Form S-8 of our report dated March 24, 1995 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's ability to continue as a going concern and uncertainty as to the Company's ability to estimate future cancellations of certain contracts and mortgages receivable sold with recourse), appearing in this Annual Report on Form 10-K of The Deltona Corporation for the year ended December 31, 1994.




DELOITTE & TOUCHE LLP

Certified Public Accountants
Miami, Florida
March 31, 1995